Exhibit 99.1

NEWS RELEASE

Global Power • 400 E Las Colinas Blvd., Suite 400 • Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Announces Appointment of Two
New Directors to its Board

IRVING, Texas, June 1, 2016 — Global Power Equipment Group Inc. (OTC: GLPW) (“Global Power”) today announced it has appointed two independent directors to its Board of Directors.  Following this appointment, the Global Power Board of Directors now consists of 10 members.  The newly appointed directors are as follows:

•                  David A. B. Brown, Chairman and former President and CEO of Layne Christensen Company

•                  Linda A. Goodspeed, Managing Partner at WealthStrategies Financial Advisors and former Chief Information Officer and Senior Vice President of The ServiceMaster Company

Charles Macaluso, Chairman of the Board, commented, “With these additions to our Board, we have added a more diversified perspective and broader base of experience.  We look forward to their contributions as we progress through our restatement process and continue to develop and execute on a strategy that builds upon our leading positions in our markets.”

Mr. Brown is the Chairman of the Board of Directors of Layne Christensen Company (NASDAQ: LAYN) and is a member of the Board of Directors of EMCOR Group, Inc. (NYSE: EME).  He is the former President and Chief Executive Officer of Layne Christensen and the former Chairman of the Board of Directors of Pride International, Inc. until it was acquired by Ensco plc (NYSE: ESV) in May 2011.  A chartered accountant and CPA, Mr. Brown has been involved in the energy industry for the majority of his career and served on several other Boards.  Mr. Brown earned his Bachelor of Commerce and a Masters in Accounting from McGill University and his MBA with Distinction from the Harvard Business School.

Ms. Goodspeed is currently a Managing Partner at WealthStrategies Financial Advisors.  She is an Independent Director at American Electric Power Corporation (NYSE:AEP), Columbus McKinnon Corporation (NASDAQ: CMCO) and AutoZone (NYSE: AZO).  Ms. Goodspeed retired in 2013 as Chief Information Officer (CIO) & Senior Vice President of The ServiceMaster Company.  Prior to that, she was the CIO & Vice President of Information Systems at Nissan North America and also the Executive Vice President and Chief Technology and Supply Chain Logistics Officer at Lennox International (NYSE: LII).  Ms. Goodspeed earned her B.S. in Mechanical Engineering from Michigan State University and has an MBA in International Finance from the University of Michigan.

Mr. Brown is an independent nominee of Wynnefield Capital, a holder of 18.4% of total shares outstanding of Global Power stock, and was elected pursuant to the terms of an Election and Nomination Agreement.  Under the terms of the Election and Nomination Agreement, Wynnefield may designate another person to be a director of the Company.  The new directors will stand for election at the Company’s annual meeting.  Certain current directors will not stand for reelection and the Board will consist of seven directors, including the CEO, Terence Cryan.

About Global Power

Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.  The Products segment includes two primary product categories: Auxiliary Products designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale

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natural gas turbines while Electrical Solutions provides custom-configured electrical houses and generator enclosures for the midstream oil & gas industry, the power generation market to include distributed and backup power, as well as other industrial and commercial operations.  Services includes Energy Services, which provides lifecycle maintenance, repair, construction and fabrication services for the industrial, chemical/petrochemical process, oil and gas and power generation industries, and Nuclear Services, which provides on-site specialty support, outage management and maintenance services to domestic utilities’ nuclear power facilities.  The Company routinely provides information at its website: www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995.  These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties.  Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that had previously been provided by Global Power, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy.

In addition, more information may arise during the course of the Company’s previously-announced ongoing accounting review of its previously issued financial statements that would require the Company to make additional adjustments or revisions or to restate further such financial statements.  The time required to complete the financial statements and accounting review may cause our results to differ materially from those described in the forward-looking statements.  Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of our Annual Report on Form 10-K filed with the SEC on March 9, 2015 titled “Risk Factors.”  Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:

Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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